Exhibit 23.1

Consent of Independent Auditors

To The Board of Directors

Heritage Bankshares, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2004 relating to the consolidated balance sheets of Heritage Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, which report appears in the December 31, 2003 Annual Report on Form 10-KSB of Heritage Bankshares, Inc.

/s/Witt Mares Eggleston Smith, PLC